Certificate of Merger
                       of
             Prime Management, Inc.
                  with and into
       Corcoran Technologies Corporation

     Pursuant to Section 252 of the General
    Corporation Law of the State of Delaware


       CORCORAN TECHNOLOGIES CORPORATION, a Delaware corporation, hereby certifies as follows:

       FIRST: The names and jurisdictions of the constituent corporations are Corcoran Technologies Corporation, a Delaware corporation, and Prime Management, Inc., a California corporation.

       SECOND:  An Agreement and Plan of Merger (the "Merger
Agreement") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with
Section 252 of the General Corporation Law of the State of Delaware and Chapter 11 of the General Corporation Law of the State of California.

       THIRD: The Merger Agreement, dated December 23, 1997, and the amendments to the Certificate of Incorporation of the surviving corporation have been approved by action by unanimous consent of the Board of Directors on December 23, 1997 and by written consent without a meeting of a majority of the shareholders dated December 23, 1997.

       FOURTH: The surviving corporation is "Corcoran Technologies Corporation" (the "Surviving Corporation").

       FIFTH: The Certificate of Incorporation of Corcoran Technologies Corporation in effect as of the date and time of filing of this Certificate of Merger shall be the Certificate of Incorporation of the Surviving
Corporation and pursuant to the Delaware General Corporation Law shall be amended by the changes set forth in the Merger Agreement to include the change of its corporate name as follows:

            Article First of the Certificate of Incorporation of CORCORAN TECHNOLOGIES CORPORATION shall be deleted and replaced with the following:

       "The Name of the Corporation is Prime Companies, Inc."

       SIXTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at 155 Montgomery Street, Suite 406, San Francisco, California 94104, and a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

       SEVENTH: The authorized capital stock of Prime Management, Inc., a California corporation, which is not the surviving corporation, is 10,000,000 shares of common stock, $.001 par value per share, of which 921,041 shares have been issued and are outstanding, and no preferred stock.

       EIGHTH: This Certificate of Merger shall be effective immediately upon its filing with the Secretary of State of the State of Delaware.

              Signature Page to Certificate of Merger
           between Corcoran Technologies Corporation and
                      Prime Management, Inc.


       IN WITNESS WHEREOF, Corcoran Technologies Corporation has caused this Certificate of Merger to be executed in its corporate name by its President and attested to by its Secretary on the 23rd day of December, 1997.

                                             CORCORAN TECHNOLOGIES
                                             CORPORATION


                                             By:/s/James M. Cassidy
                                             Name: James M. Cassidy
                                             Title: President

ATTEST:


By:    /s/James M. Cassidy
       Name:  James M. Cassidy
       Title: Secretary